Exhibit 10.42

info@portola.com	T: 650.246.7000	270 East Grand Avenue
www.portola.com	F: 650.246.7376	South San Francisco, CA 94080

Innovative Science. Patient Focused.

June 8, 2018

Glenn Brame

6194 Mazuela Drive

Oakland, CA 94611

glennpbrame@gmail.com

VIA EMAIL

Dear Glenn,

On behalf of Portola Pharmaceuticals, Inc. ("Portola" or the "Company"), I am pleased to offer you an exempt position of Senior Vice President, Technical Operations, reporting to the Chief Executive Officer. Your start date for this position is June 25, 2018.

Annual Salary

Your salary will be paid at the rate of $33,333.34 per month ($400,000.00 annualized) less payroll deductions and all required withholdings.

Target Bonus

You will be eligible to receive an annual bonus target of 40% of your base salary.  Whether Portola awards bonuses for any given year, the allocation of the bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the "Board"). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year's performance. If your employment terminates for any reason prior to the payment of a bonus, then you will not have earned the bonus and will not receive any portion of it.

Equity

Stock Options: Subject to Board approval, and as a material inducement for you to enter into employment with the Company, you will be granted an option grant to purchase 87,500 shares of the Company's common stock, subject to the terms and conditions of a Portola equity incentive plan, pursuant to a stock option grant notice and stock option agreement that will be provided to you following the date of grant. The exercise price of the option will be the closing price of Portola's Common Stock on the date of grant. The option will be subject to a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until either your option shares are fully vested or your employment ends, whichever occurs first, in each case subject to your continued employment with the Company through the applicable vesting dates.

Restricted Stock Units (RSUs): Subject to Board approval, and as a material inducement for you to enter into employment with the Company, you will be granted 25,000 Restricted Stock Units that will vest and become non-forfeitable, assuming your continued employment with  the Company upon each vesting date, annually over three years subject to Board determination.

You will also be eligible for a grant of performance-based RSUs (PRSUs) in Q1 2019, at the Board's discretion, subject to terms and conditions to be determined by the Board.

Additional Benefits

In addition to the compensation package outlined above, you will receive the following:

Benefits: You will be eligible to receive Portola's complete package of benefits subject to the terms of the benefit plans and generally applicable Company policies.

Sign-On Bonus: Payable upon your first paycheck, you will receive a one-time sign-on bonus payment of $75,000.00, less required taxes and withholdings.  You are required to repay this bonus to the Company in full if your employment terminates for any reason in the first year and If your employment terminates prior to the completion of your second year of employment, you will be required to pay half of the bonus amount, whether you resign or the Company terminates your employment with or without cause. You are required to make any such repayment to the Company within sixty (60) days following your employment termination date.

Executive Severance Benefits Agreement: You will be eligible for severance benefits under the terms of the Company's standard form of Executive Severance Benefits Agreement, which provides you certain severance benefits in the event that you are subject to certain qualifying terminations of employment, including a change in control and an involuntary termination without cause.

Enhanced Severance Benefits: The Company is currently in the process of retaining a new Chief Executive Officer (CEO). Following the Company's hiring of a new CEO, you will be eligible for the following additional enhanced severance benefits:

•

If, during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), your employment is terminated without Cause (as defined in the Executive Severance Benefits Agreement), or you resign for Good Reason (as defined in the Executive Severance Benefits Agreement), then in addition to the severance benefits set forth in your Executive Severance Benefits Agreement, the Company will also (subject to the terms and conditions set forth in the Executive Severance Benefits Agreement) accelerate the vesting of your equity awards such that you will be deemed vested in such shares that  would have vested had you remained employed for one (1) additional year following your last day of employment with the Company.

•

If, during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), you decide to resign your employment for any reason, then the Company will accelerate the vesting on any earned PRSUs such that all earned but unvested shares will be deemed vested as of your last day of employment with the Company.

We welcome you to the Portola team and look forward to your contribution to the Company's success.

Yours truly,

/s/ Mardi Dier

Mardi Dier

Executive Vice President and Chief Financial Officer

Accepted:

/s/ Glenn Brame	June 11, 2018
Glenn Brame	Date